EXHIBIT 10.1

WORTHINGTON INDUSTRIES, INC.

2010 STOCK OPTION PLAN

(Third Amendment)

This Third Amendment (this “Third Amendment”) to the Worthington Industries, Inc. 2010 Stock Option Plan (as previously amended, the “Plan”) is adopted as of June 24, 2020 subject to shareholder approval.

WHEREAS, pursuant to Section 12 of the Plan, the Board of Directors (the “Board”) of Worthington Industries, Inc. (the “Company”) may amend the Plan with the approval of the shareholders of the Company.

WHEREAS, the Board desires to amend the Plan in order to extend the amount of time during which options may be granted; and reduce the number of common shares in respect of which common shares may be granted;

NOW, THEREFORE, the Board hereby amends the Plan subject to and effective upon approval by the shareholders of the Company, as follows:

Section 5. of the Plan is hereby amended in its entirety to read as follows:

5.Duration of, and Common Shares Subject to, Plan

(a)Term of Plan.  This Plan will become effective upon the Effective Date and shall remain in effect until terminated by the Board; provided, however, that no Stock Option may be granted under this Plan after September 30, 2029 and no Incentive Stock Option may be granted later than June 29, 2020.

(b)Common Shares Subject to Plan.  The maximum number of Common Shares in respect of which Awards may be granted under this Plan, subject to adjustment as provided in Section 10 of this Plan, is 3,000,000 Common Shares. No Participant may be granted Awards under this Plan in any one calendar year with respect to more than 250,000 Common Shares.  Termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date of termination.

(c)Common Share Usage.  For the purpose of computing the total number of Common Shares available for Awards under this Plan, there shall be counted against the foregoing limitations the number of Common Shares subject to issuance upon exercise or settlement of Awards as of the dates on which such Awards are granted. The following Common Shares which were previously subject to Awards shall again be available for Awards under the Plan: (i) Common Shares subject to the portion of an Award that is forfeited, terminated or unexercised before expiration, prior to June 30, 2020; (ii) Common Shares subject to the portion of an Award that is settled in cash or other than through the issuance of Common Shares, prior to June 30, 2020; (iii) Common Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become Employees as a result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company.  Common Shares which may be issued under this Plan may be either authorized and unissued Common Shares or previously issued Common Shares which have been reacquired by Worthington. No fractional Common Shares shall be issued under this Plan.

IN WITNESS WHEREOF, Worthington has caused this Third Amendment to be executed by its duly authorized officer effective as of June 24, 2020.

WORTHINGTON INDUSTRIES, INC.

By:	/s/Dale T. Brinkman
Dale T. Brinkman,
Senior Vice President – Administration,
General Counsel and Secretary